Exhibit 10.1

8910 University Center Lane, Suite 660 San Diego, CA 92122 858-459-7800 858-272-2738 (fax)

October 25, 2010

Mr. Rodney S. Kenley
1402 Pearson Road
Libertyville, Illinois 60048

Dear Mr. Kenley:

It is my pleasure to extend the following offer of employment to you on behalf of Aethlon Medical, Inc. (“Aethlon” or the “Company”).  This offer is contingent upon freeing yourself from any conflicts with DEKA Research and upon final approval by the Aethlon Medical Board of Directors.

Title:  President

Base Salary: Will be paid in semi-monthly installments of $10,000, which is equivalent to $240,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Confidentiality Agreement: Our standard confidentiality agreement must be signed prior to start.

Benefits: The current, standard company health, life, and dental insurance coverage are generally supplied per company policy.  Employee contribution to payment for benefit plans is determined annually.

Stock Options: Options to purchase one million shares of common stock (“Options”) at a $0.25 strike price.  250,000 Options vest one year from the date this letter is signed bilaterally and 20,833 Options vest monthly thereafter.

Vacation and Personal Emergency Time Off: Vacation is accrued at 3.33 hours per pay period, which is equivalent to two weeks on an annual basis. Personal emergency days are generally accrued per company policy.

Start Date: Upon Approval by the Aethlon Medical Board of Directors

Car/Phone/Travel Expenses: Normal and reasonable expenses will be reimbursed on a monthly basis per company policy.

Your employment with Aethlon is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.
You acknowledge that this offer letter represents the entire agreement between you and Aethlon and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Aethlon.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

Signatures:

/s/ James A. Joyce
James A. Joyce
Chairman
Aethlon Medical, Inc.

Date: October 25, 2010

/s/ Rodney S. Kenley
Rodney S. Kenley

Date: October 27, 2010